UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 10, 2006

CLEARSTORY SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12966	06-1302773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Research Drive, Suite 200B, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 870-4000

Same

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 10, 2006, ClearStory Systems, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Datawatch Corporation (“Datawatch”). Pursuant to the terms of the Agreement, the Company has agreed to sell (the “Asset Sale”) substantially all of the assets of the Company’s business unit (the “Business Unit”) that engages in document solutions business activities, which are primarily fixed content, report management and electronic statement presentment to Datawatch. The Company shall receive approximately $4.34 million in cash at closing. In addition, Datawatch will pay the Company 30% of the future net revenues (the “Earnout Payments”) from all of the Business Unit’s related products and services sold for a period of 18 months from the date of completion of the Asset Sale.

The transactions contemplated by the Agreement are expected to close on April 14, 2006.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

Any financial statements of the Company required to be filed with the Securities and Exchange Commission will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.

(d)	Exhibits.

2.1	Asset Purchase Agreement, dated as of March 10, 2006, by and between ClearStory Systems, Inc. and Datawatch Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2006	CLEARSTORY SYSTEMS, INC. By: /s/ Stephen A. Read Stephen A. Read Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of March 10, 2006, by and between ClearStory Systems, Inc. and Datawatch Corporation.